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                                                                    EXHIBIT 10.5

                              CRAY RESEARCH, INC.

                             ANNUAL INCENTIVE PLAN
                     (AS AMENDED EFFECTIVE JANUARY 1, 1994)

    The purpose of the Annual Incentive Plan is to recognize and reward key employees of Cray Research, Inc. and its subsidiaries (the "Company") for significant contributions to the Company's annual business performance. Incentive awards are based on performance results compared to annually established plan goals. The Plan shall be administered by the Compensation and Development Committee of the Board of Directors.

OBJECTIVES

- - Promote strong linkages between employee contributions and overall business unit and Company performance that enhances shareholder value.

- - Reward performance that directly supports the achievement of the business units' and the Company's annual business objectives.

- - Reward and recognize innovation and creativity in accomplishing business objectives.

- - Attract and retain the critical technical and management talent necessary for the Company's success.

- - Provide the opportunity for significant compensation based on individual and Company annual performance without increasing compensation fixed costs.

ELIGIBILITY

    Eligibility for Plan participation will be based on position level in the Company immediately following the January salary cycle each year. Some employees will automatically participate in the Plan, and others will require nomination for participation by the appropriate Vice President. The Compensation and Development Committee shall approve elected officer participation and awards and general levels of participation throughout the Company. Employees promoted or hired into eligible positions after the beginning of the Plan year may be nominated during the year. Executive management will review all nominations prior to approval by the Chief Executive Officer. Participants will be notified of their eligibility for the year following the first meeting of the Committee for the year.

    Generally, non-management employees whose compensation includes an opportunity for sales commissions will be excluded from participation in the Plan. In addition, movement out of an eligible salary grade during the Plan year will result in removal from the Plan.

PERFORMANCE TARGETS

    Company measurements will be determined and performance levels established for the year by the Compensation and Development Committee at the first meeting of each calendar year, upon recommendation by the Chief Executive Officer. Measurements for each participating business unit will be established annually. Concurrently, minimum and maximum levels of performance will be determined for each measure for use in calculating awards under the Plan.

PERFORMANCE RESULTS

    The Chief Executive Officer will recommend to the Compensation and Development Committee for approval the performance on the past year's Company performance targets at the first meeting of each calendar year. Business unit performance on the past year's business unit performance targets will be determined by the Chief Executive Officer in January.

DETERMINATION AND PAYMENT OF AWARDS

    All participants will have their awards determined by Company and business unit performance.

    Certain lower level participants will have a component of their awards based on performance on individual objectives. Performance objectives for these
participants  should   be   based   on   the   performance   of   specific   job
responsibilities, as well as Company and business unit objectives. At the beginning of the Plan year, these lower level participants, with the approval of their managers, will specify
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measurable objectives to be used for this purpose. Each participant and  his/her manager should work throughout the year to make sure the objectives are current and reflective of changing business conditions. At the end of the Plan year, each participant's managers will assess performance on objectives and recommend
an  individual  award  percentage  with  respect  to  such  objectives  to   the
appropriate Vice President. If individual objectives are not met, adjustment in the individual award percentage down to the minimum level are to be made. If individual objectives are exceeded, adjustments up to the maximum level are to be made. The range from minimum to maximum is expected to be utilized by those making award recommendations. Executive management endorsement is also required prior to final approval by the Chief Executive Officer.

    At the time a participant is notified of eligibility such participant will also be notified of the manner in which his or her award will be determined, the range of possible awards, and other appropriate information.

    The individual award is expressed as a percentage of eligible wages. For the purposes of this Plan, eligible wages are defined as currently defined for the Retirement Savings Plus Plan, excluding commissions and/or quota attainment payments. The individual award percentage range will be established for each employee based on his or her level of participation. The minimum award for any participant is 0%, the maximum award will be the highest award opportunity for an employee in a given level.

    To be eligible to receive an award payment, participants in the Plan must be an employee of the Company on the last day of the year. In addition, only those employees who are in an eligible salary grade on the last day of the year are eligible to receive an award payment. In the event of death or disability, a prorated award will be made to the participant or the participant's estate based on the eligible wages of the employee at time of death or disability, Company and business unit performance for the year, and the individual's target. NO AWARD PAYMENTS WILL BE MADE TO ANY PARTICIPANTS IN THE PLAN IF PAYMENTS CALCULATED UNDER THE TERMS OF THE PLAN WOULD RESULT IN A LOSS FOR THE FISCAL YEAR WITH RESPECT TO WHICH PAYMENTS ARE MADE.

    Award payments will be made in cash. Up to 50% of the award may be taken in common stock of the Company at the participant's election; provided, however, that awards to officers shall be paid only in cash, and officers may not elect to take stock. Elections must be made prior to the end of the current calendar year, with payments anticipated at the end of February, unless otherwise determined by the Compensation and Development Committee.

    Awards paid in stock will be based on the closing market price of the stock on the first working day of February of the new year, discounted by 15%. In addition, individual participants who are officers of the Company may defer (prior to the end of the current calendar year) all or any portion of their bonus to be paid. Participants will be advised in writing annually of the status of the deferred account. Awards are not transferable.

NUMBER OF SHARES RESERVED FOR ISSUANCE

    A total of 500,000 shares of the Company's common stock, one dollar par value, has been reserved for issuance to employees participating under the Plan. As of January 1994, 279,603 shares have been issued to participants.

ADJUSTMENT OF SHARES

    In the event of a recapitalization, merger, consolidation, reorganization, stock dividend, stock split or other change in capitalization affecting the common stock of the Company, appropriate equitable share and price adjustments shall be made to awards and the Plan to prevent dilution or enlargement of rights.

AMENDMENT

    The Board of Directors reserves the right to amend or cancel the Plan at any time.